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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 33-80539, 333-1854 and 333-68323 on Form S-8, and No. 333-75386 on Form S-3 of META Group, Inc. of our report dated March 17, 2004, July 15, 2004 as to Note 12 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and the restatement of certain segment information described in Note 12) appearing in this Annual Report on Form 10-K/A of META Group, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
July 15, 2004

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  EXHIBIT 23.1